Exhibit 10.12

January 10, 2005	Personal & Confidential

Pierre Duhamel

Subject: Employment Agreement

Dear Pierre,

We are pleased to confirm your position as Executive Vice President & Chief Financial Officer of Teleglobe International Holdings Ltd, reporting to Liam Strong, President and Chief Executive Officer, and effective January 10, 2005. The scope for your responsibilities will include serving as an executive officer of the Company and as an officer or director of any subsidiary of the Company, without any additional compensation therefore. Your employment shall be full-time and exclusive, and you shall agree to devote substantially all of your business time and attention, your best efforts, and skills and ability to promote the interests of the Company and its affiliates; to carry out your duties in a competent and professional manner; and generally promote the interests of the Company and its affiliates. Notwithstanding the foregoing, you can engage in civic or charitable activities and manage your personal investments, provided that such activities (individually or collectively) do not materially interfere with the performance of your duties or responsibilities and provided that you shall not make personal investments that result in you owing more than 5% of the voting stock of an entity that competes with the Company.

You will perform such executive duties related to the Company as may be assigned to you from time to time by the CEO consistent with your position as Executive Vice President & Chief Financial Officer of the Company, including, but not limited to, the following, subject, in each case to the determinations of the Board in the exercise of its fiduciary duties:

(xiii)	Approval of the Company’s medium and long-term business plans;

(xiv)	Approval of the Company’s financial statements and filings submitted to the United Securities and Exchange Commission;

(xv)	Approval of the Company’s budget;

(xvi)	Annual review of the Company’s dividend policy;

(xvii)	Review and approval of the Company’s compensation plans, performance criteria and equity compensation;

(xviii)	Approval of major capital expenditure plans;

(xix)	Approval of material contracts involving Teleglobe International Holdings Ltd;

(xx)	Ensuring the execution of resolutions adopted at Company shareholder meetings;

(xxi)	Approval of significant corporate matters, including, but not limited to, acquisitions;

(xxii)	Approval of major financial arrangements;

(xxiii)	Management of Company shareholder meetings and similar meetings and assist in the preparation of documentation of such meetings; Communicate with the Company’s Audit Committee on matters including:

a.	Selection, compensation and oversight of external auditor;

b.	Reviewing material written correspondence between auditors and management;

c.	Retaining and supervising independent counsel and other advisors;

d.	Pre-approving all audit and non-audit services by external auditor;

e.	Quarterly certification of financial statement by CEO and CFO;

f.	Reviewing management’s annual assessment of internal controls;

g.	Discussing critical accounting policies and practices with external auditor.

The following is a list of your employment conditions:

Base Salary: CAD $40,000 per annum, subject to annual increase as per Company’s practices.

Incentive Compensation: 100% of base base salary at target performance level with a maximum earnable bonus of 200% of base salary, subject to achievement of stretch targets as defined by the Board of Directors of the Company.

Termination:

a) If you are terminated by the company without cause, you will be paid twelve (12) months base salary plus the target bonus, which means 100% of your base salary. This payment is in lieu of any other severance payments you may be entitled to under any other plan or legislation or law or policy. The treatment of your unexercised options will be as defined under the terms of the Company’s Equity Incentive Plans.

b) Should the Company terminate your employment for cause, and then you will not be eligible to receive any severance payment. For the purposes of this agreement, “cause” means (i) commission of a felony by the Executive, (ii) acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, the Company’s majority owner or any of their affiliates or subsidiaries, (iii) the Executive’s material breach of this Agreement, (iv) the Executive’s contravention of lawful directions from the Board or the President and Chief Executive Officer, (v) conduct by the Executive in connection with his duties hereunder that is fraudulent, unlawful, or negligent, or (vi) misconduct by the Executive which discredits or damages the Company, the Company’s majority owner or any of their affiliates or subsidiaries. In this circumstance, all unvested options terminate on your last employment date.

c) In the event of a Change of Control, defined as the effective date of any transaction or series of transactions (other than a transaction in which only the Company and one or more of its affiliates are parties) pursuant to which the Company (i) becomes a subsidiary of another corporation, (ii) sells, transfers or other disposes all or substantially all of the business and assets of the Company, whether by sale of assets, merger or otherwise, or (iii) is merged or consolidated with or into another corporation, you may resign from the Company and you will be paid twelve (12) months base salary plus the target bonus, which means 100% of your base salary. This payment is in lieu of any other severance payment you may be entitled to under any other plan or legislation or law or policy. You will have three (3) months from the date of the Change of Control to exercise this right under the terms of this paragraph.

Any severance payment made under the terms of paragraphs a) or c) above are conditional to the signing of a full and final release.

Upon any termination term, you will receive accrued and unpaid salary and accrued vacation and unpaid reasonable expenses.

Non-Competition; Confidentiality; Remedies:

d)

Non-Competition: During your employment and for twelve (12) months after the termination of your employment, you will not, without the prior written consent of the Company, directly or indirectly, whether individually, as a director, stockholder, partner, owner, employee, consultant, or agent of any business, or in any other capacity, other than on the behalf of the Company or any of its subsidiaries or affiliates: own, manage, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business conducted by the Company or any of its subsidiaries or affiliates in the international voice, IP transit, voice over internet protocol or global roaming markets (“Competitive Business”). Nothing in this paragraph shall prevent you from owning for passive investment purposes not intended to circumvent this paragraph, less than one (1%) of the publicly traded equity securities of any competing enterprise where you have no power other than in connection with the normal and customary voting powers afforded to you in connection with any permissible equity ownership.

e)	Non-Solicitation: You will not without the prior written consent of the Company, directly or indirectly, whether for your own account or the account of any other person (i) at any time during your employment or for any period you are receiving payments from the Company and for twelve (12) months after your termination: solicit, employ, or otherwise engage an employee, independent contractor, or otherwise, any person who is an employee of the Company or any of its subsidiaries or affiliates, at any time during the twelve (12) month period preceding such solicitation or employment or any manner induce or attempt to induce any such employee to terminate his employment with the Company or any of its subsidiaries or affiliates and become associated with Competitive Businesses; or (ii) at any time during your employment and for twelve (12) months after your termination, interfere with the relationship of any person who is a contractor, supplier, or customer of the Company or any of its subsidiaries or affiliates.

f)	Confidentiality: Without the prior written consent of the Company, you will not, at any time, either during or after your employment, disclose to any unauthorized person or otherwise use any such Confidential Information for any reason other than the Company’s or any of its affiliates or concerning the financial data, business strategies, product development (and proprietary product data), customer lists, marketing plans, and other proprietary information concerning the Company and its subsidiaries and affiliates, except for specific items that have become publicly available other than as a result of the breach of this employment agreement.

Code of Business Conduct: You agree to comply with the Company’s policies governing business ethics as set forth in the Code of Business Conduct.

It is understood that the employment conditions described above may be subject to change in accordance with the Company’s Human Resources Policies.

Please indicate your acceptance of these employment conditions by signing this document and returning the original copy to Nicole Lemay, Vice President, Human Resources, by January 10, 2005.

Pierre, I would like to take this opportunity to wish you every success in your career with us.

Sincerely,

/s/ LIAM STRONG
Liam Strong President and Chief Executive Officer

Copy: Nicole Lemay

I accept the employment conditions described in this letter.

Signature:	/s/ PIERRE DUHAMEL	Date:	January 10, 2005